UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

ATHLON ENERGY INC.

 (Name of Subject Company)

ATHLON ENERGY INC.

 (Name of Person Filing Statement)

Common Stock, par value $0.01 per share

 (Title of Class of Securities)

047477104

 (CUSIP Number of Class of Securities)

Robert C. Reeves

President and Chief Executive Officer

420 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

(817) 984-8200

 (Name, address and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Sean T. Wheeler

Michael E. Dillard

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

☒      Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01 and 8.01 (including all exhibits attached thereto and incorporated therein by reference) of the Current Report on Form 8-K filed by Athlon Energy Inc. on October 2, 2014 is incorporated herein by reference.

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